EXHIBIT 99.1

Chemung Canal Trust Company Announces  Upcoming Closing of Towanda Office

ELMIRA, N.Y., Jan. 28, 2020 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company (CCTC) today announced that it will be closing its branch office on Main Street in Towanda, at the close of business on Thursday, April 30, 2020.  Customers of the office will receive communications from the bank regarding details of the transition.

The bank will continue to serve Bradford County with its offices located in Canton and Troy, as well as the nearby Waverly Office, just over the Pennsylvania border.  Additionally, customers may continue utilizing the bank’s many electronic banking channels to access their accounts 24/7, including ATMs, Web Banking, Mobile Banking and Telephone Banking, to name a few.  The bank expects to work closely with employees of the Towanda Office, in hopes of retaining them in other positions within the company.

Chemung Canal Trust Company, which operates 33 branch offices, is a full-service community bank with full trust powers, and is a subsidiary of Chemung Financial Corporation, a $1.8 billion financial services holding company headquartered in Elmira, New York.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Contact:
Michael J. Wayne
Senior Vice President
mwayne@chemungcanal.com